Exhibit 5.7
January 21, 2010
Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216

Re:	Form S-4 Registration Statement Under the Securities Act of 1933 filed by Beazer Homes USA, Inc. and Certain Subsidiary Guarantors, including, Beazer Realty, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Beazer Realty, Inc., a New Jersey corporation (the “Guarantor”), a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (the “Company”) in connection with that certain registration statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the subsidiary guarantors listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of up to $250,000,000 aggregate principal amount of its Senior Secured Notes due 2017 (the “New Notes”) and the issuance by the subsidiary guarantors named in the Registration Statement, including the Guarantor, of guarantees (each, a “Guaranty” and collectively, the “Guarantees”) with respect to the New Notes.
     The New Notes and the Guarantees will be issued pursuant to that certain indenture dated as of September 11, 2009 (the “Indenture”) by and among the Company, the Guarantor, the other subsidiary guarantors named therein, U.S. Bank National Association, as trustee and Wilmington Trust FSB, as Notes Collateral Agent (as defined in the Indenture). The New Notes and the Guarantees will be offered by the Company in exchange for $250,000,000 million aggregate principal amount of their outstanding 12% Senior Secured Notes due 2017 and the related guarantees of those notes.

Beazer Homes USA, Inc.
Troutman Sanders LLP
January 21, 2010

     In connection with our opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Indenture; (ii) the Guaranty; (iii) the Certificate of Good Standing of the Guarantor dated January 7, 2010; (iv) the corporate resolutions of the board of directors of the Guarantor, authorizing and approving (a) the Guarantor’s execution, delivery and performance of the Indenture and its Guaranty, and (b) the filing of the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended; (v) the Certificate of Incorporation of the Guarantor (the “Certificate of Incorporation”); and (vi) the Amended and Restated By-laws of the Guarantor (the “By-Laws”). We have also examined that certain draft of the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such documents. As to any facts relevant to the opinions expressed below that we did not independently establish or verify, we have relied upon statements and representations of the Guarantor or others, including the representations of the Guarantor in the documents referenced above and the representations set forth in that certain Officer’s Certificate of the Guarantor dated January 21, 2010.
     Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:
     1. The Guarantor is validly existing as a corporation and in good standing under the laws of the State of New Jersey, and the Guarantor has the corporate power to execute, deliver and perform its obligations under the Guaranty.
     2. The execution, delivery and performance of the Indenture and the Guaranty by the Guarantor has been duly authorized by all necessary corporate action on the part of the Guarantor.
     3. The execution and delivery by the Guarantor of the Indenture and the Guaranty and the performance of its obligations thereunder do not and will not (i) require any consent or approval of Guarantor’s stockholders, or (ii) violate any provision of any law, rule, or regulation of the State of New Jersey or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor, which violation would impair its ability to perform its obligations under the Guaranty, or (iii) violate either the Certificate of Incorporation or the By-laws.

Beazer Homes USA, Inc.
Troutman Sanders LLP
January 21, 2010

     We are members of the Bar of the State of New Jersey, and we express no opinion to the laws of any jurisdiction except the laws of the State of New Jersey and the United States of America. We note that the documents referenced in this opinion provide that that they are to be governed by New York law, with certain qualifications and exceptions. We express no opinion as to the interpretation of the choice of law provisions in the documents referenced herein, including, without limitation, which provisions of such documents a court would deem subject to New Jersey rather than New York law.
     The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but such opinions are not guarantees or warranties and should not in any respect be construed as such.
     This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written approval. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours,
/s/ Greenbaum, Rowe, Smith & Davis LLP